EXHIBIT 99.1

CPI Corp.
news for immediate release  FOR RELEASE May 30, 2006

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES STRONG
2006 FIRST QUARTER GROWTH IN SALES, EARNINGS AND EBITDA -
BEGINS PROCESS TO EXPLORE STRATEGIC ALTERNATIVES

Key Highlights

•	First quarter EPS improves to $0.29 versus 2005 loss per diluted share of ($0.26)

•	Sales increasing compared to prior year
o	First quarter sales grow 7%
o	First four weeks of second quarter up 7%

•	Board to explore strategic alternatives, including a potential sale of the Company

•	Trailing twelve month adjusted EBITDA improves to $42.6 million from $36.2 million as of the 2005 fiscal year end.

St. Louis, MO, May 30, 2006 - CPI Corp. (NYSE-CPY) today reported earnings per share of $0.29 per diluted share for the 12-week first quarter ended April 29, 2006 compared to a ($0.26) loss per diluted share reported in the comparable quarter of fiscal 2005. Net income for the same periods increased to $1.8 million in 2006 from a ($2.1) million net loss in 2005.

Net sales for the first quarter of 2006 increased $3.9 million or 7% to $59.7 million from the $55.8 million reported in the first quarter of 2005. This increase resulted from a 41% increase in average sale per customer sitting partially offset by a 24% decrease in customer sittings. On a comparable studio basis, representing studios open at least twelve months, the first quarter sales growth totaled 6%.

The Company believes that its significant increase in average sale per customer sitting is principally attributable to its customers’ ongoing positive response to the differentiated value proposition created in the new digital studio environment and higher priced and added value upsell offers which were implemented in the second half of fiscal 2005. The digital conversion has resulted in an expanded assortment and related increased sales of higher-value, new and specialty products and services, including, for example, additional on-site printing and digital enhancement fees.

The rate of sittings decline experienced in the first quarter of 2006 compared to the comparable quarter of 2005 was the expected result of much lower-priced offers in effect for the first and second quarters of 2005 compared to significantly higher pricing initiated by the Company beginning in the second half of 2005 in anticipation of the completion of its digital conversion. As discussed in previous releases and shareholder communications, the Company has consciously ceded marginal and unprofitable business in pursuit of greater profitability and customer loyalty.

The growth in sales experienced in the first quarter has continued into the second quarter. Preliminary net sales for the first four weeks of fiscal 2006 which ended on May 27, 2006 represent an approximate 7% increase versus the comparable period ended May 28, 2005.

Income from operations for the first quarter of 2006 was $3.1 million compared to a loss of ($3.2) million in the comparable quarter of the prior year. The $6.3 million increase in income from operations is primarily the result of a $3.9 million increase in sales coupled with decreases in cost of sales and selling, general and administrative expenses of $1.6 million and $989,000, respectively.

The decrease in cost of sales, despite higher sales, resulted principally from lower overall production levels due to the decline in sittings, improved manufacturing productivity resulting from experience gained from operating in a fully digital environment in 2005 and savings on film and shipping costs that resulted from the completion of the digital conversion in the second half of fiscal 2005. In addition, the Company incurred significantly lower workers’ compensation costs in the first quarter of 2006 versus 2005. These decreases were partially offset by additional costs incurred related to increased same-day, in-studio fulfillment of portrait orders and increased sales of large-format, specialty products not previously available in the analog film environment.

Selling, general and administrative expenses decreased primarily as a result of reduced advertising spending of $894,000 and reductions totaling $631,000 in various other expense categories resulting from the Company’s on-going cost containment efforts. The decreased first quarter advertising spend resulted from the ongoing development and implementation of new marketing strategies designed to improve the efficiency and productivity of the Company’s customer acquisition and retention activities. Specifically, by devising new segmentation methods that better utilize its customer database and third-party information, the Company has been able to reduce and reallocate its marketing dollars to more efficient direct marketing vehicles. The above-mentioned decreases were partially offset by an increase of $558,000 in sales commissions paid to Sears resulting from higher sales. Despite the reported 7% increase in sales and an approximate 2% annualized increase in the overall rate of pay for our studio associates, studio labor costs, the single largest component of selling, general and administrative expenses, increased only $157,000 or 1% in the first quarter of 2006 compared to the comparable quarter of 2005.

Exploration of Strategic Alternatives

CPI Corp. also announced today that its Board of Directors has begun a process to explore strategic alternatives to enhance shareholder value including, but not limited to, a potential sale of the Company. The Company said it has retained Peter J. Solomon Company as its financial advisor in this process, which it expects will take several months. Chairman of the Board David M. Meyer said: "CPI’s successful conversion to digital technology, implementation of more effective marketing and operating strategies, and significant turnaround in sales, profitability and cash flow have put us in a strong position to consider new ways to realize the full value of our franchise. Our decision to explore strategic alternatives is driven by a commitment to create value for our shareholders and provide exciting new opportunities for our employees while positioning the Company to deliver stronger performance in the future."

There can be no assurance that a transaction will result, and the Company does not intend to disclose developments regarding its exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

# # # # #

The Company will host a conference call and audio webcast Wednesday, May 31, at 10:00 a.m. central time to discuss the financial results and provide a Company update. To participate on the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company’s own site at www.cpicorp.com as well as www.earnings.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 9968609. The replay will be available through June 7 by phone and for 30 days on the Internet.

# # # # #

CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. We try to identify forward-looking statements by using words such as "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend," and similar expressions. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: the Company's dependence on Sears, the approval of our business practices and operations by Sears, the termination, breach or increase of the Company's expenses by Sears or Sears Canada under our license agreements, customer demand for the Company's products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, implementation of marketing and operating strategies, and other risks as may be described in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 4, 2006. The Company does not undertake any obligations to update any of these forward-looking statements.

Tables to follow…

CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	12 Weeks	Vs	12 Weeks	52 Weeks	Vs	52 Weeks
thousands, except per share amounts	April 29, 2006		April 30, 2005	April 29, 2006		April 30, 2005

Net sales	$59,670		$55,804	$295,849		$282,743

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	5,826		7,465	33,490		36,672
Selling, general and administrative expenses	46,141		47,130	221,104		220,834
Depreciation and amortization	4,187		4,273	19,866		16,789
Other charges and impairments	390		109	3,048		6,225
	56,544		58,977	277,508		280,520

Income (loss) from continuing operations	3,126		(3,173)	18,341		2,223
Interest expense	565		451	1,794		2,031
Interest income	58		175	579		1,121
Loss from extinguishment of debt	-		-	529		-
Impairment and related obligations of preferred
security interest	(300)		-	(300)		9,789
Other income, net	39		171	115		388

Income(loss) from continuing operations before
income tax expense (benefit)	2,958		(3,278)	17,012		(8,088)
Income tax expense (benefit)	1,114		(1,220)	6,722		1,082

Net income (loss) from continuing operations	1,844		(2,058)	10,290		(9,170)
Net loss from discontinued operations, net of
income tax benefit	-		-	-		(2,597)

Net income (loss)	$1,844		$(2,058)	$10,290		$(11,767)

Net income (loss) per common share - diluted
From continuing operations	$0.29		$(0.26)	$1.36		$(1.17)
From discontinued operations	-		-	-		(0.34)
Net income (loss) - diluted	$0.29		$(0.26)	$1.36		$(1.51)

Net income (loss) per common share - basic
From continuing operations	$0.29		$(0.26)	$1.37		$(1.17)
From discontinued operations	-		-	-		(0.34)
Net income (loss) - basic	$0.29		$(0.26)	$1.37		$(1.51)

Weighted average number of common and
common equivalent shares outstanding:
Diluted	6,378		7,810	7,545		7,821
Basic	6,365		7,810	7,521		7,821

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(Unaudited)

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks
thousands	April 29, 2006		April 30, 2005	April 29, 2006		April 30, 2005

Capital expenditures	$1,045		$6,200	$15,079		$16,452

EBITDA is calculated as follows:
Net earnings (loss) from continuing operations	1,844		(2,058)	10,290		(9,170)
Income tax expense (benefit)	1,114		(1,220)	6,722		1,082
Interest expense/loss from debt extinguishment	565		451	2,323		2,031
Depreciation and amortization	4,187		4,273	19,866		16,789
Other non-cash charges	316		218	604		4,311

EBITDA (1) & (5)	$8,026		$1,664	$39,805		$15,043

Adjusted EBITDA (2)	$8,116		$1,773	$42,553		$27,390

EBITDA margin (3)	13.45%		2.98%	13.45%		5.32%

Adjusted EBITDA margin (4)	13.60%		3.18%	14.38%		9.69%

(1)
EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks
thousands	April 29, 2006		April 30, 2005	April 29, 2006		April 30, 2005

EBITDA	$8,026		$1,664	$39,805		$15,043
EBITDA adjustments:
Accruals related to accelerated vesting of
supplemental retirement plan benefits
and guaranteed bonuses for 2004	-		-	-		242
Impairment charges	179		-	746		-
Reserves for severance and related costs	69		134	1,340		1,529
Executive retirements/repositioning	142		-	1,314		-
Consent solicitation costs	-		-	-		(30)
Contract terminations and settlements	-		(25)	(352)		817
Accruals for remaining lease obligations	-		-	-		-
Impairment reserve and related obligations
of preferred security interest	(300)		-	(300)		9,789

Adjusted EBITDA	$8,116		$1,773	$42,553		$27,390

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION (Continued)
(Unaudited)

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5)	As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks
thousands	April 29, 2006		April 30, 2005	April 29, 2006		April 30, 2005

EBITDA	$8,026		$1,664	$39,805		$15,043
Income tax (expense) benefit	(1,114)		1,220	(6,722)		(1,082)
Interest expense	(565)		(451)	(2,323)		(2,031)
Adjustments for items not requiring cash:
Deferred income taxes	958		(984)	4,295		(5,680)
Deferred revenues and related costs	811		1,205	(4,250)		(1,787)
Impairment reserve and related obligations
of preferred security interest	(300)		-	(300)		9,789
Other, net	782		668	3,022		274
Decrease (increase) in current assets	(526)		(1,880)	3,499		(2,157)
Increase (decrease) in current liabilities	(1,896)		(2,808)	(9,178)		(8,592)
Increase (decrease) in current income taxes	762		(231)	(615)		8,167

Cash flows from continuing operations	$6,938		$(1,597)	$27,233		$11,944

CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

thousands	April 29, 2006	April 30, 2005

Assets

Current assets:
Cash and cash equivalents	$7,502	$30,925
Other current assets	33,399	38,094
Net property and equipment	37,824	43,350
Other assets	13,495	18,406

Total assets	$92,220	$130,775

Liabilities and stockholders' equity (deficit)

Current liabilities	$57,892	$70,324
Long-term obligations	15,789	17,058
Other liabilities	23,414	23,033
Stockholders' equity (deficit)	(4,875)	20,360

Total liabilities and stockholders'
equity (deficit)	$92,220	$130,775